Exhibit 99.1

Ondas Holdings Announces Pricing of $4.0 Million Registered Direct Offering

MARLBOROUGH, MA / ACCESSWIRE / August 28, 2024 / Ondas Holdings Inc. (NASDAQ:ONDS) ("Ondas" or the "Company"), a leading provider of private industrial wireless networks and commercial drone and automated data solutions through our Ondas Networks and Ondas Autonomous Systems (OAS) business units, today announced that it has entered into a securities purchase agreement with a single institutional investor to purchase 5,333,334 units of the Company, with each unit consisting of one share of common stock, one Series A warrant to purchase one share of common stock, and one Series B warrant to purchase one share of common stock. Each unit was sold at a public offering price of $0.75, for gross proceeds of $4.0 million (the “Offering”), before deducting commissions and offering expenses. The warrants will have an exercise price of approximately $0.80 per share, will be exercisable six months from the date of issuance, and in the case of the Series A warrant, will expire on the two and one half-year anniversary from the date of issuance, and in the case of the Series B warrant, will expire on the five and one half-year anniversary from the date of issuance.

Maxim Group LLC is acting as the sole placement agent for the Offering.

Ondas currently intends to use the net proceeds from the Offering for working capital and general corporate purposes. The Offering is expected to close on or about August 30, 2024 (the “Closing Date”), subject to the satisfaction of customary closing conditions.

The Offering is being made pursuant to an effective shelf registration statement on Form S-3, as amended, (File No. 333-276852) previously filed with and subsequently declared effective by the U.S. Securities and Exchange Commission (“SEC”) on February 15, 2024. A prospectus supplement relating to the securities to be issued in the Offering will be filed by the Company with the SEC. When available, copies of the prospectus supplement relating to the Offering, together with the accompanying prospectus, can be obtained at the SEC's website at www.sec.gov or by contacting Maxim Group LLC, at 300 Park Avenue, 16th Floor, New York, NY 10022, Attention: Syndicate Department, or via email at syndicate@maximgrp.com or by telephone at (212) 895-3745.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Ondas Holdings Inc.

Ondas Holdings Inc. ("Ondas") is a leading provider of private wireless data solutions via Ondas Networks Inc. ("Ondas Networks") and commercial drone solutions through Ondas Autonomous Systems Inc. via its wholly owned subsidiaries American Robotics, Inc. ("American Robotics" or "AR") and Airobotics LTD ("Airobotics"), which we operate as a separate business unit called Ondas Autonomous Systems.

Ondas Networks is a developer of proprietary, software-based wireless broadband technology for large established and emerging commercial and government markets. Ondas Networks' standards-based (802.16s), multi-patented, software-defined radio FullMAX platform enables Mission-Critical IoT (MC-IoT) applications by overcoming the bandwidth limitations of today's legacy private licensed wireless networks. Ondas Networks' customer end markets include railroads, utilities, oil and gas, transportation, aviation (including drone operators) and government entities whose demands span a wide range of mission critical applications.

Our Ondas Autonomous Systems business unit designs, develops, and markets autonomous drone solutions via the Optimus System™ - the world's first FAA certified small UAS (sUAS) developed for aerial security and data capture and the Iron Drone Raider™, a counter-drone system designed to protect from the growing threat of hostile drones. The Optimus and Iron Drone Raider platforms are highly automated, AI-powered drone systems capable of continuous, remote operation and are marketed as "drone-in-a-box" turnkey security and data solution. They are deployed for critical defense, industrial and government applications where security, data and information collection and processing are required. American Robotics and Airobotics have industry leading regulatory successes which include a first of its kind FAA Type Certification for the Optimus System and having the first drone system approved by the FAA for automated operation beyond-visual-line-of-sight (BVLOS) without a human operator on-site.

Ondas Networks, American Robotics and Airobotics together provide users in defense, homeland security, public safety and other critical industrial and government security and infrastructure markets with improved connectivity, situational awareness and data collection and information processing capabilities.

For additional information on Ondas Holdings, visit www.ondas.com or follow Ondas Holdings on X formerly known as Twitter and LinkedIn. For additional information on Ondas Networks, visit www.ondasnetworks.com or follow Ondas Networks on X and LinkedIn. For additional information on American Robotics, visit www.american-robotics.com or follow American Robotics on X and LinkedIn. For additional information on Airobotics, visit www.airoboticsdrones.com or follow Airobotics on X and LinkedIn.

Information on our websites and social media platforms is not incorporated by reference in this release or in any of our filings with the U.S. Securities and Exchange Commission.

Forward Looking Statements

Statements made in this release that are not statements of historical or current facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected Closing Date and use of proceeds of the Offering. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading "Risk Factors" discussed under the caption "Item 1A. Risk Factors" in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption "Item 1A. Risk Factors" in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

Contacts

IR Contact for Ondas Holdings Inc.

888.350.9994

ir@ondas.com

Media Contact for Ondas

Preston Grimes

Marketing Manager, Ondas Holdings Inc.

preston.grimes@ondas.com